Exhibit 8.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	DALLAS
HOUSTON, TEXAS	DUBAI
77002-4995	HONG KONG
HOUSTON
TEL +1 713.229.1234	LONDON
FAX +1 713.229.1522	MOSCOW
www.bakerbotts.com	NEW YORK
RIYADH
WASHINGTON

September 20, 2007

K-Sea Transportation Partners L.P.
One Center Tower Boulevard, 17th Floor
New Brunswick, New Jersey  08816

Ladies and Gentlemen:

We have acted as counsel to K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering and sale of up to 4,025,000 common units representing limited partner interests in the Partnership (the “Common Units”), including up to an additional 525,000 Common Units to cover any over-allotments, pursuant to that certain Underwriting Agreement dated September 20, 2007 by and among the Partnership, K-Sea General Partner L.P., a Delaware limited partnership and general partner of the Partnership (the “General Partner”), K-Sea General Partner GP LLC, a Delaware limited liability company and general partner of the General Partner, and Lehman Brothers Inc., Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the several underwriters.

We have also participated in the preparation of the registration statement on Form S-3, as amended (Registration Statement No. 333-142433), with respect to the Common Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated September 20, 2007 (the “Prospectus Supplement”), which together with the accompanying prospectus dated May 8, 2007 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In connection therewith, we prepared the discussion (the “Discussion”) set forth in the Prospectus Supplement under the heading “Material Tax Consequences” and in the Prospectus under the heading “Material Tax Consequences.”

We hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the dates of the Prospectus and the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i)

the Registration Statement, (ii) certain other filings made by the Partnership with the Commission and (iii) other information provided to us by the Partnership, the General Partner and K-Sea General Partner GP LLC.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof (the “Form 8-K”).  We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussion.  This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ BAKER BOTTS L.L.P.